UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2005 (May 10, 2005)

TODCO

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-31983 (Commission File Number)	76-0544217 (IRS Employer Identification No.)

2000 W. Sam Houston Parkway South, Suite 800, Houston, Texas 77042-3615

(Address of principal executive offices)                                  (Zip Code)

Registrant’s telephone number, including area code (713) 278-6000

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Director Equity Grants. On May 10, 2005 our outside directors were awarded grants of deferred stock units in the amounts shown below under the TODCO 2005 Long Term Incentive Plan pursuant to the Director Compensation Arrangement adopted by our Board of Directors (the “Board”) in February 2005.

Name	Deferred Stock Units
Thomas N. Amonett	2,858
Suzanne V. Baer	7,858
R. Don Cash	2,858
Thomas M Hamilton	2,858
Thomas R. Hix	2,858
J. Michael Talbert	2,858

The deferred stock units are fully vested and payable five years after the date of grant or upon separation from service on the Board in an equal amount of shares of our Class A Common Stock (“Common Stock”). The number of units awarded are determined by dividing $65,000 by the closing price of our Common Stock on the date of grant. In the case of Ms. Baer the amount includes 5000 deferred stock units awarded to all directors upon first being elected to the board.

ITEM 5.02(b) Departure of Director

On May 10, 2005, Mr. Arthur Lindenauer resigned as a Director of the Company. Mr. Lindenauer, a Transocean Inc. (“Transocean”) representative on our Board resigned as a Director in connection with the reduction of Transocean’s ownership of our Common Stock. It is expected that our Board will appoint a director to replace Mr. Lindenauer in the second half of 2005, pursuant to Section 3 of Article III of the Company’s amended and restated bylaws.

ITEM 8.01. OTHER EVENTS

Changes in Committee Positions. On May 10, 2005, Mr. Thomas R. Hix was appointed by our Board as Chairman of the Audit Committee, replacing Mr. Lindenauer. Ms. Suzanne V. Baer, who was elected by our stockholders to our Board of Directors at our Annual Meeting held on May 10, 2005, was appointed as a member of the Audit Committee.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

     (c) Exhibits.

Exhibit
number	Description
10.1	Form of Director Deferred Stock Unit Award Letter under the TODCO 2005 Long Term Incentive Plan (attached hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TODCO
By:	/s/ Randall A. Stafford
Randall A. Stafford
Vice President & General Counsel

Dated: May 13, 2005

EXHIBIT INDEX

Exhibit
number	Description
10.1	Form of Director Deferred Stock Unit Award Letter under the TODCO 2005 Long Term Incentive Plan (attached hereto).